Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 2000 relating to the financial statements of Gannett Co., Inc., which appears in Gannett Co., Inc.'s Annual Report on Form 10-K for the fifty-two week period ended December 26, 1999, and our report dated January 28, 2000 relating to the financial statements of Central Newspapers, Inc. for the fifty-two week period ended December 26, 1999, which appears in the Form 8-K/A of Gannett Co., Inc. dated October 16, 2000. We also consent to the reference to us under the heading "Interests of named Experts and Counsel" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Washington, D.C.
October 18, 2000





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